Schedule "A"
OFFER TO PURCHASE

TO: CRISTALLO HOLDINGS INC.
         #206, 10458 Mayfield Road
         Edmonton, Alberta
         T5P 4P4


Attention; Heinz Lueders, Chief Financial Officer

(hereinafter referred as the "Vendor")

LAVALEE FINANCIAL CORPORATION or ITS NOMINEE (hereinafter referred to as the "Purchaser") hereby offers and agrees to purchase the lands containing the industrial biomedical waste facility situated in the Village of Beiseker, Alberta, and legally described on certificate of title number 981 074 308 (hereinafter referred to as the "Lands"), namely:

         PLAN 4126 HJ BLOCK D

         CONTAINING 1.96 HECTARES (4.83 ACRES) MORE OR LESS

         EXCEPTING THEREOUT THOSE PORTOINS ON THE

         FOLLOWING PLANS

                  PLAN              NUMBER  HECTARES          ACRES MORE
                                                                 OR LESS
         SUBDIVISION            7610935          0.452                1.05
         SUBDIVISION            7610936          0.380                0.94

         EXCEPTING THEREOUT ALLMINES AND MINERALS

         AND THE RIGHT TO WORK THE SAME


the buildings (hereinafter referred to as the "Buildings") located on the Lands and the equipment, parts, tools, system, licenses, customer and supplier information and lists, all customer and supplier contracts and unfulfilled orders, all books and records necessary for the operation of the industrial biomedical waste facility, all licenses, intellectual property rights, patents, computer equipment, computer hardware and software, telephone system, office supplies and furniture, trailer units and all other items and fixtures located on the Lands and necessary in order to operate the industrial biomedical waste facility (hereinafter referred to as the "Equipment") including, in particular the items described in Schedule "A" attached hereto, (the Lands, the Buildings and the Equipment are sometimes hereinafter collectively referred to as the "Property") free and clear of all liens, encumbrances, notifications, charges, adverse claims or interests whatsoever except for those interests set forth in Schedule "B" attached hereto (hereinafter referred to as the "Permitted Encumbrances")

This offer to purchase is made on the following terms and conditions:

1.                The full purchase price shall be paid in the following manner:

a. FIFTY THOUSAND ($50, 000.00) DOLLARS cash (Canadian) as a deposit to be paid to the Vendor's solicitors, Cummings Andrews Mackay LLP and to be held in trust and to be credited to the Purchaser and allowed as part of the purchase price on closing of the transaction and which is to be returned to the Purchaser if the Vendor does not complete the transaction or if the Purchaser terminates pursuant to paragraph 4(2) or paragraph 7 hereof;
b. ONE MILLION FOUR HUNDRED THOUSAND ($1, 400, 000.00) DOLLARS in cash (Canadian) on Closing; c. FIVE HUNDRED FIFTY THOUSAND ($550, 000.00) DOLLARS by second mortgage back to the Vendor with simple interest at the rate of six (6%) percent per annum by five (5) equal consecutive monthly installments of ONE HUNDRED THOUSAND ($100, 000.00) DOLLARS each commencing on the 1st day of January, 2006 and FIFTY THOUSAND ($50, 000.00) DOLLARS on the 1st of May, 2006. Interest shall be payable monthly;
d. ONE MILLION ($1,000, 000.00) DOLLARS by delivery of 1, 000,000 restricted trading shares of Canglobe International Inc., a public corporation;
e. ONE MILLION ($1, 000,000) DOLLARS by delivery of 1, 000,000 restricted Rule 144 shares of Canglobe International Inc., which are releasable in escrow on September 30th, 2005, without further conditions.

The deposit referred to in paragraph 1 (a) above (the "deposit") may be placed in an interest bearing trust account by the Vendor's solicitors and all interest paid or accruing prior to closing shall be parable to the Vendor.

2. The purchase price shall include, without limitation, the Lands, the Buildings, the Equipment and all structures, erections, improvements, appurtenances and fixtures situated in or upon the Property and all systems, machinery, chattels and equipment used or intended to be used in connection with the operation and the maintenance of the industrial biomedical waste facility, all to be free and clear of all liens, charges, encumbrances and interests.

3. The date of closing and possession shall be July 1st, 2005 or such other date as may be agreed upon between the parties (hereinafter referred to as the "Closing Date").
     All rentals, taxes, amortized local improvement levies, utilities, interest and all other adjustable items with respect to the Property shall be adjusted as between the Purchaser and Vendor as the Closing Date.

     4(1) the Purchaser's obligation to complete this transaction on the Closing Date shall be subject to the following conditions precedent, which must be met on or before June 1st, 2005.

a. the Purchaser obtaining financing satisfactory to it in its sole discretion:

b. the Purchaser satisfying itself with respect to the state of the title of the Lands, zoning and surveyor's certificate, including the form and content of the Permitted Encumbrances;

c. the Purchaser satisfying itself with respect to the mechanical fitness of the Equipments:

d. the Purchaser arranging satisfactory non-competition agreements with the Vendor and all key personnel relating to the operation of the industrial biomedical waste facility;

e. the Purchaser satisfying itself with respect to an environmental inspection, impact study and report on the Property compliance with all Federal, Provincial and Municipal laws, all licensing and regulations relating to the disposal of hazardous biomedical waste and that the Property does not contain hazardous substances, materials or conditions;

f. the Purchaser arranging satisfactory employment contracts with all key personnel to oversee the operation and the Beiseker facility subsequent to the Closing Date; and

g. the Purchaser obtaining (through permitted assignment from the vendor or directly from the applicable municipal, provincial or federal authority) all licenses, permits and approvals required to operate the Beiseker facility for its intended use as a waste incineration plant, including but limited to the incineration of biomedical waste;

h.       the Purchaser obtaining satisfactory insurance; and

i. the Purchaser being satisfied with the audited financial statements for Cristallo Engineering Technologies Inc.

(2) If the Purchaser shall give written notice to the Vendor that any condition precedent referred to in this paragraph 4 has not been satisfied or waived then the agreement constituted by the acceptance hereof sale be null and void and the deposit referred to in paragraph 1(a) shall be returned to the Purchaser together with the accrued Interest thereon, if any, whereupon neither the Vendor nor the Purchaser shall have any continuing rights or obligations hereunder.

(3) The conditions precedent contained in this paragraph 4 are stipulated for the sole benefit of the Purchaser, and the Purchaser may waive any condition precedent.

(4) If the Purchaser shall give written notice to the Vendor that all the conditions precedent referred to in this paragraph 4 have been fulfilled, complied with or waived, then this transaction shall be completed hereinafter provided.

(5) Failure of the Purchaser to give written notice to the Vendor before June 1st, 2005 shall be deemed to mean that the Purchaser has satisfied itself as to the fulfillment of the conditions or has waived such conditions, in which event the agreement constituted by the acceptance hereof shall be in full force and effect and the transaction shall be completed as hereinafter provided.

5(1) by its acceptance of this offer, the Vendor covenants with and represents and warrants to the Purchaser that:

a.       there are not now, and will not at the Closing Date be:

     i. any agreement or option for the purchase of the Property other than the agreement resulting from an acceptance of this offer; ii. except for the Permitted Encumbrances, any right-of-way or other casement howsoever created upon, over or in respect of the Lands;


b. there will not at the Closing Date be any subsisting lease or agreement for a lease affecting the Property or any liens, charges, instruments or encumbrances except the Permitted Encumbrances.

c. Subject to subparagraph 6(1)(b), the Vendor will at the Closing Date convey good and marketable title to the Property free and clear of all liens, charges and encumbrances other than the Permitted Encumbrances.

d. at the Closing Date the Buildings and improvements on the Lands shall be wholly situate within the boundaries of the Lands, shall not encroach upon any easement or utility right-of-way on the Lands, and there shall be no encroachments upon the Lands by buildings or other structures or improvements belonging to owners of adjoining properties;

e. at the Closing Date the Buildings and improvements on the Lands shall comply with all applicable building, zoning, and land use by-laws and regulations or any other by-law or governmental regulations affecting the Lands;






f. at the Closing Date all accounts for work, labour and material with respect to Property shall have been fully paid;

g. the Vendor shall not have received before the Closing Date any complaint, order or direction from ay competent authority concerning the use of the Lands and/or the non-compliance of the Buildings with any applicable statute, law, by-law, regulation or ordinance affecting the use and occupation of the same, unless such complaint, order or direction shall have been complied with or the Vendor shall have made adequate provision to the reasonable satisfaction of the Purchaser for compliance therewith, and on the Closing date there will be no pending compliance therewith, and on the Closing Date there will be no pending proceedings in connection with any such non-compliance and to the best of the knowledge and belief of the Vendor, no such non-compliance shall then exist;

h. it is not aware of any expropriation or proposed expropriation of the Property or any part thereof;

i. at the Closing Date there shall be no conditional sale contract, security agreement, or chattel mortgage affecting the Property;

j. it will within five (5) business days of the acceptance of this offer, at the expense of the Vendor, deliver to the Purchaser the following

i. any plans and specifications relating to the original construction and improvement of the Buildings and "as-built" drawings which are in the possession or control of the Vendor; and

     ii. such further information and documentation relating to the permits, exemptions and regulatory approvals obtained by the Vendor to allow the Beiseker facility to operate as a waste incineration plant which are in the possession or control of the Vendor.

     iii. complete copies of all customer and supplier list's, information and contracts;

     iv. complete and accurate list of all Licenses;
     complete copy of all environmental audits (internal or external), relating to the Property and industrial biomedical waste facility;

     vi. complete and accurate list of all employees, agents or representatives or independent contractors including their employment contracts, details of employment, salary, benefits, age, location of employment, start date, status as to whether full-time or part-time, bonus and vacation and sick day entitlement.

     vii. copies of records and documents relating to the establishment operation and management of the Property and the originals of all building, development, real property report, letter of compliance and occupancy permits or similar documents related to the Property within the possession or control of the Vendor; and

     vii. copies of two (2) years audited financial statements for Cristallo Engineering Technologies Inc.

k. the Vendor is a corporation duly incorporated and organized and validly subsisting under the laws of the Province of Alberta and has the corporate power to own or lease the Property , the carry on the business of an industrial biomedical waste facility as now being conducted by it and to enter into this Offer of Purchase and to perform its obligations hereunder. The Vendor is duly qualified as a corporation to do business in each jurisdiction in which the nature of the aforementioned business or Property makes such qualification necessary;

l. the execution and delivery of this Offer of Purchase by the Vendor and the consummation of the transactions contemplated herein will not result in any breach or violation of any of the provisions of, or constitute as a default under, or conflict with or cause the acceleration of any obligation of the Vender under any contract to which the Vendor is a party with its customers or suppliers

m. the Property, including and in particular, the Equipment, is in good operating condition , repair and proper working order;

n. the Vendor has not received or has no knowledge or information of any existing, pending or threatened litigation or claim for judicial or administrative action which could in any manner adversely affect the Property;

o.       the zoning of the Lands permits their current use;

p.       the Vendor is the beneficial owner of all the Vendor's right, title and
         interest  in  and  to  its  trademarks,   copyrights  and  intellectual
         property, free and clear of all encumbrances;

q. the Vendor has performed all of the obligations required to be performed by it and is entitled to all benefits under it, and its not in default or alleged to be in default in respect of any contract relation to the Property to which it is a pasty or by which it is bound

r. all such contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing;


s. the Vendor is in compliance will all laws, by-laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Property and conduct of business at the industrial biomedical waste facility;

t. each license, permit, approval, consent, certificate, registration or authorization (hereinafter referred to as "License") the Vendor holds is valid, subsisting and in good standing, and the Vendor is not in default or breach of any License and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any License.


u. The Vendor will make available to the Purchaser the financial books and records of the Vendor relating to the Property and operation of the industrial biomedical waste facility and said financial books and records fairly and correctly set out and disclose the financial position of the Vendor at the applicable date thereof; and all financial transactions of the Vendor have been accurately recorded in such financial books and records;

v. the financial information referred to in previous paragraph (u) and appraisal reports previously provided to the Purchaser are correct and complete in all respects and the Vendor is not aware of any error or omissions relating thereto. The financial information and appraisals reports present fairly in accordance with generally accepted accounting principles all of the assets, liabilities and financial condition of the industrial biomedical waste facility business and Property at the date of the financial information, appraisal reports and the sales, earnings and results of operations of the Property and industrial biomedical waste facility for the period covered by the financial information and appraisal reports;

w. the Vendor has duly filed on a timely basis all tax returns required to be filed by it in respect to Federal, Provincial and Municipal taxes and has paid all taxes that are due and payable, and all assessments, re-assessments, charge, penalties, interest and fines due payable by it. There are no actions suits, proceedings, investigations or claims pending or, to the knowledge of the Vendor, threatened against the Vendor in respect of Federal, Provincial and Municipal taxes, now are any matters in discussions relating to taxes;

x. there will not be any material adverse changes in the affairs, operations or condition (financial or otherwise) of the Property and industrial biomedical waste facility business or in the prospects for the Property and industrial biomedical waste facility business;

y. no supplier or customer has any intention to cancel or change its contract or relationship or the terms upon which is conducts business with the Vendor;



z. there are no actions, suits or proceedings (whether or not purportedly on behalf of the Vendor) pending, or to the knowledge of the Vendor, threatened against of affecting the Vendor, the Property at law or in equity or before or by any Federal, Provincial, Municipal or other governmental department, court, commission, board, bureau, agency or institution, domestic or foreign, or before or by an arbitrator, arbitration board or mediator. The Vendor is not aware of any ground on which any such action, suit or proceeding might reasonably be commenced.

aa. the Vendor, in respect of the Property and the industrial biomedical waste facility business, is in compliance with all applicable federal, Provincial, Municipal and local laws, statutes, ordinances, by-laws and regulations, and orders, directives, codes, guidelines and decisions rendered by any ministry, court, authority, department or administrative or regulatory agency("Environmental Laws") relating to the protection of the environment, occupational health and safety or the processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutions, chemicals, wastes or industrial toxic or hazardous wastes or substances ("Hazardous Substances")

bb. the Vendor has obtained or is entitled to operate under all licenses, permits, approvals, consents, certificates, registrations and other authorizations under the Environmental Laws ("Environmental Permits") required for the operation of the Property in the industrial biomedical waste facility business. Each Environmental Permit is valid, subsisting and in good standing, and the Vendor is not in default or breach of any Environmental Permit and, to the Vendor's knowledge, no proceeding is pending or threatened to revoke or limit Environmental Permit;

cc. the Vendor has not caused or permitted, nor does the Vendor have any knowledge of, the release, in any manner whatsoever, of any Hazardous Substance on or from the Property utilized in the biomedical waste facility business and all Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Vendor in connection with the Property or resulting from the industrial biomedical waste facility have been deposed of or treated in compliance with all Environmental Laws;

dd. the Vendor will pay or provide for all salary and other amounts due to all employees of the industrial biomedical waste facility up to and including, the Closing. The Vendor will pay all severance amounts due to employees not hired by the Purchaser;

ee. the Vendor has not made any contracts with any labour union or employee association, nr made commitments to or conducted negotiations with any labour union or employee association and the Vendor is not aware of any current attempts to organize or establish any labour union or employee association with respect to any employee of the Vendor nor is there any certification of any such union with regard to a bargaining unit. There is no labour strike, dispute or work slowdown or stoppage pending or involving or to the knowledge of the Vendor, threatened against the Vendor in respect of the Property and industrial biomedical waste facility business;

ff. the Property described in this Offer to Purchase and Exhibit "A" included all rights and property necessary to operate the industrial biomedical waste facility immediately after the Closing Date in the same manner as the industrial biomedical waste facility was conducted immediately prior to the Closing Date;

gg. the Vendor is not a party to any lease with respect to the Property, which the Purchaser needs assume, except the Toyota forklift.


If this transaction fails to close, the purchaser shall forthwith return to the Vendor the materials provided under this subparagraph 5(1)(j)

(2) The Vendor acknowledges that the covenants, representatives and warranties in all the sub-paragraphs (a) to (gg) itemized in paragraph 5(1) and all other conditions and provisos in this offer are conditions inserted herein exclusively for the benefit of the Purchaser, and any one or more of them may be waived by the Purchaser at any time and if so waived the agreement resulting from acceptance of this offer shall be read exclusive of the said condition or conditions so waived. If any of the said conditions shall not be fulfilled on or before the Closing Date and any of them not so fulfilled shall not have been waived by the Purchaser, or if the Purchaser shall reasonably determine that any representation is untrue, then, the agreement resulting from acceptance of this offer shall be released from all obligations to the other under or pursuant to this offer and agreement and the deposit and all moneys paid by the Purchaser hereunder shall be paid to the Purchaser forthwith without deduction.

(3) The Purchaser will not assume any liabilities of the Property or industrial biomedical waste facility business and without limiting the generality of the foregoing, it is understood and agreed that following liabilities have not been assumed by the
                  Purchaser:

(i)               corporate income taxes;

(ii)              deferred corporate taxes

(iii)             any investment tax credit; and

(iv)              good and services tax.






6(1) Five 95) business days prior to the Closing Date, the Vendor covenants to deliver or cause to be delivered to the Purchaser's solicitors, at the expense of the Vendor , the following;

a. evidence of payment of municipal realty taxes, local improvements and assessment rates, hydro-electric charges, water rates, charges under maintenance or other contracts with respect to the operation of the Property, and all such other items as the Purchaser may reasonably require. All such matters shall be adjusted proportionally and allowed to the
                  Closing Date. Fire and other insurance shall not be transferred or adjusted without consent of the Purchaser. All local improvement levies shall be adjusted on the Closing Date and the Purchaser shall assume all local improvement levies after Closing Date.

b. transfer of title to the Lands in registerable form in favour of the Purchaser or its nominee, subject only to the Permitted Encumbrances and to such liens, charges and encumbrances as nay have been made or suffered by the purchaser so that the Purchaser may upon registration of the transfer, obtain a certificate of title for the Lands in its own name free and clear except as aforesaid, provided, however, the Vendor shall be entitled to use the net sale proceeds of the transaction to discharge from title to the Lands any mortgages or other encumbrances which are not Permitted Encumbrances if the Vendor's solicitor provides the Purchaser's solicitors with a written undertaking concurrent with the tender of the transfer of title confirming that the Vendor's solicitor will discharge such non permitted encumbrances;

c. bill of sale in favour of the Purchaser or its nominee in relation to the Equipment.

d. an undertaking that all charges in relation to the operation of the Property have been paid, will be paid or have been properly allowed for;

e. assignments of such approvals, permits or exemptions that may be assigned by the Vendor to the Purchaser as requested by the Purchaser to facilitate the operation of the Beiseker facility as contemplated in PARAGRAPH 4(1)(G) HEREOF, in a form acceptable to the Purchaser's solicitors, acting reasonably;

f. a declaration by a responsible officer on behalf of the Vendor that the Vendor is not a non-resident of Canada, within the meaning of the Income Tax Act or otherwise as the case may be;

g.                all key and master keys for the Property; and


h.                statement of sale and adjustments.

(2) The Vendor shall at the Closing Date deliver to the Purchaser possession of the Property, free and clear of all tenancies and rights of occupancy.

(3) The cost of registration of the transfer of title shall be at the expense of the Purchaser.


7. The Property shall remain at the risk of the Vendor until closing of the transaction. Until closing the transaction, the Vendor shall hold all policies of insurance and any proceeds thereof in trust for the parties hereto as their interests may from time to time appear, and if the Property shall be substantially damaged before completion, the Purchaser may elect either to received the proceeds of the insurance and complete the transaction, or to release its interest in the insurance and cancel this agreement. If it elects to cancel this agreement, all monies paid hereunder including the deposits shall be forwith returned by the Vendor to the Purchaser and neither party shall be liable to the other for any cost or damages.

8. The vendor will permit the Purchaser, its employees, consultants and agents at all reasonable times access to the Property for the purpose of conduction such inspections, tests and environmental studies as the Purchaser may in its discretion deem necessary in the conduct of its due diligence provided that the Purchaser shall restore the Property to its original state it this transaction does not proceed and further provided that the Purchaser shall indemnify and save harmless the Vendor from any and all costs or damage suffered as a result of the Purchaser exercising it rights pursuant to this paragraph 8.

9. The vendor by acceptance of this offer represents that the Vendor is not now and does not at the Closing Date intend to be a non-resident of Canada as defined by the provisions of the Income Tax Act (Canada), and it is a condition of this offer that on or before Closing Date the Vendor shall furnish the Purchaser with such evidence of the Vendor's residence as Purchaser may reasonably require, failing which the Purchaser will comply with Section 116 of the INCOME TAX ACT (CANADA).

10. This phrase "business days" as used in this offer shall exclude Saturdays , Sundays, statutory holidays and days when relevant land title offices are not open for business.

11. Once the Purchaser (at the Purchaser's sole discretion) is satisfied with the conditions as set out in 4(1) above, if the Purchaser shall fail to complete the purchase of the Property herein provided for upon the terms and conditions herein set forth (otherwise that as a result of the default of the Vendor), the deposit paid pursuant to paragraph 1 hereof and all interest earned thereon shall be forfeited to the Vendor as liquidated damages and not as a penalty and the Vendor shall have no other claim against the Purchaser and there presents shall be considered terminated and of no further force and effect. The Vendor acknowledges that its recourse against the Purchaser for any default of the Purchaser hereunder is specifically limited to the amount of the deposit and interest thereon.

12. The purchaser shall have the right to nominate in writing any person, firm, or corporation, including a limited company to be hereinafter incorporated, to take title to the Property in its place and stead. Notwithstanding this provision, the purchaser shall be fully liable for the performance of the agreement and all terms, conditions, comments and obligations hereunder.

13. Any tender of documents or money hereunder may be made upon the solicitors actins for the party on whom tender is desired to be made and it shall be sufficient that a certified cheque or a solicitor's trust cheque be tendered instead of cash.

14. All real estate commission or the like payable in respect of these presents shall be the sole responsibility of and shall be paid by the Vendor.

15. The agreement resulting from acceptance of this offer shall enure to the benefit of and be binding upon the parties hereto, their and each of their respective heirs, executors, administrators, successors and assigns as the case may be.

16. This offer shall be accepted by the Vendor delivering to the Purchaser or the Purchaser's solicitors on or before April 15th, 2005 two copies of this offer with acceptance thereof duly executed by the Vendor in the form hereunder appended, otherwise this offer shall be null and void, and the deposit returned to the Purchaser without deduction or interest.

17. The Vendor and the Purchaser acknowledge and agree that the representations, warranties, and covenants contained herein are legally binding and shall survive the closing of the transaction and registration of the transfer of title and shall not be merged therein or therewith.

18. The Vendor and the Purchaser agree that it any provision of there presents or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of these presents and the application of such provisions to other persons or circumstances, if any, shall no be affected thereby and shall be enforced to the greatest extent permitted by law.

19. Time shall in all respects by the essence hereof and no extension of time permitted or agreed to by the Vendor shall, unless in writing, effect a waiver of this provision. A waiver by either party of the strict performance by the other of any covenant or provision of this agreement shall not constitute a waiver of any subsequent breach of such covenant or provision, or of any covenant, provision or term of this agreement.

20. any notice required or permitted to be given hereunder or any tender or delivery of documents may be give by delivering or facsimile transmitting the same to the Vendor or the Purchaser at the following addresses:

TO: LAVALLEE FINANCIAL CORPORTION
         Suite 2440, 10303 Jasper Avenue
         Edmonton, Alberta
         T5J 3N6

Attention; Bert Lavallee

Fax:

with a copy to:

TO: Cristallo Holdings Inc.
       # 206, 10458 Mayfield Road
       Edmonton, Alberta
        T5P 4P4

Attention: Heinz Lueders

Fax: (780) 444-2486

with a copy to:

Cummings Andrews Mackay LLP
#500, 10150-100 Street
Edmonton, Alberta
T5J 0P6

Attention: Frank C. Mackay
Fax: (780) 426-2670

And any such notice, document or monies delivered shall be deemed to have been delivered on the date of delivery or, in the case of a facsimile transmission, on the date of such confirmed facsimile transmission.

21. This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta.

22. The Purchaser hereby covenants and agrees that in the event any tax (hereinafter referred to as "GST") under Part IX of the EXERCISE TAX ACT (CANADA), as amended, and/or the regulations pursuant thereto (together the "GST" Legislation) is assessable on this transaction, the parties agree to execute a joint election for the Supply of Business Assets under subsection 167
(1) under the "GST Legislation" that no tax will be payable in the amounts and in the manner provided in the GST Legislation, and in the event that any GST is required by the GST Legislation to be collected by the Vendor ( on behalf of the Crown) from the Purchaser prior to or at the completion of this transaction, the Purchaser shall pat the GST to Vendor on or before such completion. The Purchaser's GST registration is ________________. The Vendor's GST registration is ___________________.

23. The Purchaser agrees to pay to the Vendor interest at the rate of SIX (6%) percent per annum on all monies outstanding from the due dates for payment specified herein until paid.

24. The Purchaser has inspected the Property and agrees the Vendor has not made any representation, warranty or collateral agreement regarding the Property or any adjacent lands in close proximity to the Property or otherwise which may in any way directly or indirectly affect the Property or this agreement other than what is written in this agreement.

DATED at Edmonton, Alberta the ____ day of April, 2005.




                    LAVALLEE FINANCIAL CORPORATION

                    Per: ________________________________
                                                                            c/s
VENDORS ACCEPTANCE

WE HEREBY ACCEPT THIS OFFER and agree to be bound by the terms and conditions herein.


DATED at Edmonton, Alberta, this ____ day of April, 2005.





                                                   CRISTALLO HOLDINGS INC.


                      Per: ________________________________
                                                                        c/s






                                    SCHEDULE "A"

                           Incinerator and Related Equipment (see listing)
                                    Hand Tools


Licenses;

o        Alberta Environmental Protection
           License to Operate a Plant to Incinerate Biomedical Waste at Beiseker Issued- August 16, 1996
o        Record of Exemption from Water Quality Branch
              Under Section 2 of the Clean Water Regulations
              Issued- May 05, 1992



RE: THERMAL AND AUXILLAR EQUIPMENT LIST

INCINERATOR

Joy model 2500TES (20 Tonne per day) sliding heart primary kiln ducted to a horizontally mounted secondary combustion chamber. The incinerator come both with a skip hoist and manual feed system as well as bottom ash removal system. Both are hydraulically powered.

The secondary chamber is ducted to a refractory lined spray dryer, and Anderson 2000 scrubber system, and emergency dump stack.

SCRUBBER

Anderson 2000 scrubber consists of a refractory lined quench Section a Venturi Throat Scrubber, a contact absorber tower, a 1st stage ID fan, a 2nd stage ID fan, and finally an emissions stack with 2 kylar demisters.

AUXILIALRES TO THERMAL PROCESS

CSEM

The  stack  has  a   continuous   stack   emissions   monitor   which   records,
CO-CO2-HCL-Opacity-O2.

ALLEN BRADLEY CONTROL SYSTEM

The Allen Bradley control system controls the thermal and scrubber operations as well as the operation of the Auxiliary equipment it also has the capability of printing out specific operational data, i.e. flows, pressures, and temperatures. This entire are is housed within an air-conditioned environment.

AIR COMPRESSOR

Atlas Copco ZR-e supplies instrument and utility air requirements. It has a dryer attached to it as well.

CAUSTIC SYSTEM

The system comes with a 23m3 steel tank, a caustic injection pump and pH control loop. The piping to the tank for loading and the Venturi scrubber is heat traced and insulated to accommodate 50% caustic.

UTILITY WATER SYSTEM

This consists of a 5000 US gallon plastic storage tank, feed pump, water softener, level control and assorted piping. In addition there is an identical tank and pumping for blowdown water storage.

WATER TRANSFER SYSTEM

This consists of a powered roller conveyor complete with computerized bar code scanners and belt weight scale.

FIXED COLD STORAGE

This consists of 50 tonne temperature controlled building with a blind sump.

M.C.C.

The motor control center consists of main distribution and starters for all equipment.

U.P.S.
The site is wired to an uninterrupted power supply limited to computers and control systems.

ASH CONTROL
This consists of 1 steel self-dumping transfer bin along with 5 x 25 tonne lugger bins.

SPARE PARTS

The inventory covers new motors, pumps and consumable process equipment.

TOOLS

This includes both specialty and hand tools.

MISCELLANEOUS EQUIPMENT

This includes but is not restricted to following: Pallet jacks, containers for T.I.A, Lab P.H. probe, reefer lighting, ladders, cheaf media, biomed boxes, biomed bags.

The equipment is ready to operate as is where is complete with piping, cable, trays, fuel, gas and water lines.




































                                  SCHEDULE "B"

                             PERMITTED ENCUMBRANCES


1. Caveat 4533 H.T. in favour of Canadian Western Natural Gas Company.

2. Caveat 3954 H.V. in favour of Calgary Power Ltd.

3. Utility Right of Way 4086 K.G. in favour of The Village of Beiseker.

4.     Caveat 761 121 929 in favour of The Calgary Regional Planning Commission.